EXHIBIT 11
- ----------


                           ALCO STANDARD CORPORATION
                      COMPUTATIONS OF EARNINGS PER SHARE
                   (in thousands, except earnings per share)

                                                                 Three Months Ended December 31
                                                        ----------------------------------------------------
                                                               1994                          1993
                                                        ---------------------        -----------------------
                                                                     Fully                          Fully
                                                        Primary    Diluted(1)         Primary     Diluted(1)
                                                        ---------  ----------        ---------    ----------
Average Shares Outstanding
Common shares                                            54,381       54,381          47,748       47,748
Preferred stock
  Considered common equivalents                                                          12           12
  Senior Securities                                                   4,508                        4,508
Options                                                   1,039        1,141             881        1,033
                                                       ---------    ---------       ---------    ---------
  Total shares                                           55,420       60,030          48,641       53,301
                                                       =========    =========       =========    =========
Income
Net income                                            $  45,469    $  45,469       $  31,854    $  31,854
Preferred dividends                                       2,893                        2,893
                                                       ---------    ---------       ---------    ---------
Income available to common shareholders               $  42,576    $  45,469       $  28,961    $  31,854
                                                       =========    =========       =========    =========

Earnings Per Share                                        $0.77        $0.76           $0.60        $0.60
                                                        =========    =========       =========    =========

(1) This calculation is submitted in accordance with Regulation S-K item 601
    (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.